Supertel Hospitality, Inc. Reports Increased Revenues For The Third Quarter 2006

NORFOLK, NE – November 9, 2006 – Supertel Hospitality, Inc. (NASDAQ: SPPR), a real estate investment trust which owns 85 hotels in 19 mid-western and eastern states, today announced its results for the third quarter ended September 30, 2006. The Company posted revenue of $22.5 million and net income of $2.2 million for the quarter ended September 30, 2006 compared to revenue of $17.4 million and net income of $2.0 million for the year ago period. The Company posted revenue of $58.4 million and net income of $3.7 million for the nine months ended September 30, 2006 compared to revenue of $45.8 million and net income of $3.0 million for the year ago period.

“In the last 12 months Supertel has added 15 hotels to our portfolio which fit our model of providing clean, friendly and affordable accommodations while simultaneously providing opportunities to implement operational efficiencies to improve the bottom line,” said Paul J. Schulte, chairman, president and chief executive officer of Supertel Hospitality, Inc. “We continue to seek acquisitions in the economy and mid-scale limited service segment of the hospitality lodging industry and during the last quarter we were able to enter the Georgia and South Carolina markets with the acquisition of six extended stay facilities operating under the name of Savannah Suites.”

Third Quarter Results

The Company had net income of $2.2 million for the three months ended September 30, 2006 compared to net income of $2.0 million from continuing operations for the year ago period. Net income available to common shareholders was $1.9 million, or $0.15 per diluted share, for the three months ended September 30, 2006, compared with net income available to common shareholders of $2.0 million, or $0.16 per diluted share, for the year ago period. The net income available to common shareholders was reduced by $304,000 of preferred stock dividends which were not incurred in the year ago period.

Revenues for the three months ended September 30, 2006 compared to the three months ended September 30, 2005, increased $5.1 million or 29.4%, of which $4.8 million was due to the acquisition of fifteen additional hotel properties which have been owned for less than 12 months at the end of the quarter. The increase in room revenues was also due, in part, to an increase in average daily rate (ADR) of $0.89 or 1.6% offset by a 0.4% decrease in occupancy, which resulted in a $0.39 or 1.0% increase of revenue per available room (RevPAR) for the third quarter of 2006, compared to the year ago period.

Hotel and property operations expenses for the three months ended September 30, 2006 increased $3.5 million or 31.0%. The expenses generated by the fifteen additional hotels for the third quarter of 2006 were $3.0 million. The remaining increase of $500,000 is primarily due to payroll, maintenance and utilities expense.

Interest expense increased by $735,000, this is due primarily to increased debt used for hotel acquisitions. The depreciation and amortization expense increased $527,000 for the third quarter of 2006 over the same period in 2005, which is primarily related to the fifteen additional hotels as well as asset additions outpacing the amount of assets exceeding their useful life.

The Company believes property operating income, which is revenue from room rentals and other hotel services less hotel and property operations expenses, is a useful measure of the Company’s operating efficiency of its hotel properties. Property operating income increased by $1.6 million or 26.6% for the third quarter of 2006, compared to the year ago period.

The general and administrative expense for the three months ended September 30, 2006 increased $128,000 or 22.2%. This is primarily related to salaries, shareholder relation expenses and professional fees.

Funds from operations (FFO) available to common shareholders were $4.1 million, or $0.34 per basic share and $0.30 per diluted share for the third quarter of 2006, compared to $3.6 million or $0.30 for both the basic and diluted share calculations, for the same quarter of 2005.

Nine Months Results

The Company had net income of $3.7 million for the nine months ended September 30, 2006 compared to net income of $3.0 million from continuing operations for the year ago period. Net income available to common shareholders was $2.7 million, or $0.23 per diluted share, for the nine months ended September 30, 2006, compared with net income available to common shareholders of $3.0 million, or $0.25 per diluted share, for the year ago period. The net income available to common shareholders was reduced by $912,000 preferred stock dividends which were not incurred in the year ago period.

Revenues for the nine months ended September 30, 2006 compared to the year ago period, increased $12.6 million or 27.4%, of which $10.5 million was due to acquisition of fifteen additional hotel properties which have been owned for less than 12 months as of September 30, 2006. The increase in revenue was also due, in part, to an increase in ADR of $2.47 or 4.6% and a 1.6% increase in occupancy, which resulted in a $2.12 or 6.1% increase in RevPAR for the nine months ended September 30, 2006, compared to the year-ago period.

Hotel and property operations expenses for the nine months ended September 30, 2006 increased $8.6 million or 27.5%. The expenses generated by the fifteen additional hotels for the same period were $7.0 million. The remaining increase of $1.6 million is primarily due to increases in payroll, advertising, franchise fees and utilities expense.

Interest expense increased by $1.6 million, this is due primarily to increased debt used for hotel acquisitions. The depreciation and amortization expense increased $1.3 million for the nine months ended September 30, 2006 over the same period in 2005, which is primarily related to the fifteen additional hotels as well as asset additions outpacing the amount of assets exceeding their useful life.

Property operating income increased by $4.0 million or 27.6% for the nine months ended September 30, 2006, compared to the year ago period.

The general and administrative expense for the nine months ended September 30, 2006 increased $267,000 or 14.6% compared to the year ago period. This is primarily related to shareholder relation expenses and professional fees.

FFO available to common shareholders were $9.1 million, or $0.75 per basic share and $0.68 per diluted share for the nine months ended September 30, 2006, compared to $8.0 million or $0.66 for both the basic and diluted share calculations, for the year ago period.

Significant events for the three months ended September 30, 2006 include:

•	The Company declared a dividend of $.10½ per share for the quarter ended September 30, 2006 an increase of $.03½ from the $.07 per share dividend for the quarter ended September 30, 2005.

•

On August 18, 2006, the Company closed on the purchase of six Savannah Suites hotels, with a total of 934 rooms, for a purchase price of $27.65 million, which we financed with borrowings from a new term loan, a bridge loan and our existing credit facilities. Five hotels are located in Georgia and one hotel is located in South Carolina. The Company expects to complete the purchase of a seventh Savannah Suites hotel for $5.35 million during November 2006.

About Supertel Hospitality, Inc.

Supertel Hospitality, Inc. (NASDAQ: SPPR) owns 85 hotels in 19 mid-western and eastern states. The Company’s hotel portfolio includes Super 8, Comfort Inn/Comfort Suites, Hampton Inn, Holiday Inn Express, Supertel Inn, Days Inn, Ramada Limited, Guest House Inn, Sleep Inn and Savannah Suites. This diversity enables the Company to participate in the best practices of each of these respected hospitality partners. The Company specializes in limited service hotels, which do not normally offer food and beverage service. For more information or to make a hotel reservation, visit www.supertelinc.com.

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the Company’s filings with the Securities and Exchange Commission.

The following table sets forth the Company’s unaudited results of operations for the three and nine months ended September 30, 2006 and 2005, respectively.

Unaudited – In thousands, except per share data:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
REVENUES
Room rentals and other hotel services	$22,441	$17,332	$58,249	$45,679
Other	47	40	108	127
	22,488	17,372	58,357	45,806

EXPENSES
Hotel and property operations	14,777	11,278	39,943	31,336
Depreciation and amortization	2,195	1,668	6,329	4,982
General and administrative	705	577	2,092	1,825
	17,677	13,523	48,364	38,143

EARNINGS FROM CONTINUING OPERATIONS BEFORE NET GAIN (LOSS) ON DISPOSITIONS OF ASSETS, INTEREST EXPENSE AND MINORITY INTEREST

	4,811	3,849	9,993	7,663

Net gain (loss) on dispositions of assets	(1)	1	(6)	1
Interest expense	(2,181)	(1,446)	(5,804)	(4,245)
Minority interest	(122)	(73)	(272)	(181)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES
	2,507	2,331	3,911	3,238

Income tax expense	(268)	(372)	(261)	(235)

NET INCOME	2,239	1,959	3,650	3,003

Preferred stock dividend	(304)	-	(912)	-

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS
	$1,935	$1,959	$2,738	$3,003

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS:
EPS Basic	$0.16	$0.16	$0.23	$0.25
EPS Diluted	$0.15	$0.16	$0.23	$0.25

Unaudited – In thousands, except per share data:

	Three months		Nine months
	ended September 30,		ended September 30,
	2006	2005	2006	2005

Weighted average shares outstanding - Basic	12,073	12,064	12,067	12,062
Weighted average shares outstanding - Diluted	14,762	12,064	12,072	12,062

Weighted average number of shares outstanding for:
calculation of FFO per share - basic	12,073	12,064	12,067	12,062
calculation of FFO per share - diluted	14,957	12,064	14,762	12,062

Reconciliation of net income to FFO
Net income available to common shareholders	$1,935	$1,959	$2,738	$3,003
Depreciation and amortization	2,195	1,668	6,329	4,982
Net (gain) loss on disposition of real estate assets	1	(1)	6	(1)
FFO available to common shareholders	$4,131	$3,626	$9,073	$7,984

FFO per share - basic	$0.34	$0.30	$0.75	$0.66
FFO per share - diluted	$0.30	$0.30	$0.68	$0.66

FFO is a non-GAAP financial measure. The Company considers FFO to be a market accepted measure of an equity REIT’s operating performance, which is necessary, along with net earnings, for an understanding of the Company’s operating results. FFO, as defined under the National Association of Real Estate Investment Trusts (NAREIT) standards, consists of net income computed in accordance with U. S. generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales of real estate assets, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes its method of calculating FFO complies with the NAREIT definition. FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to pay dividends or make distributions. All REITs do not calculate FFO in the same manner; therefore, the Company’s calculation may not be the same as the calculation of FFO for similar REITs.

The Company uses FFO as a performance measure to facilitate a periodic evaluation of its operating results relative to those of its peers, who like Supertel Hospitality, Inc., are typically members of NAREIT. The Company considers FFO a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of our performance.

The following table sets forth the continuing operations of the Company’s hotel properties for the three and nine months ended September 30, 2006 and 2005, respectively. The continuing operations comparisons below include the Company’s 85 and 70 hotels for the respective periods. This presentation includes non-GAAP financial measures. The Company believes that the presentation of hotel property operating income (POI) on a continuing operations basis is helpful to investors, and represents a more useful description of its core operations, as it better communicates the comparability of its hotels’ results.

Unaudited – In thousands, except statistical data:

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
Continuing operations:
Revenue per available room (RevPAR)	$39.34	$38.95	$36.82	$34.70
Average daily room rate (ADR)	$56.81	$55.92	$56.58	$54.11
Occupancy percentage	69.3%	69.6%	65.1%	64.1%

Room rentals and other hotel services from continuing operations
Hotels owned 12 months and longer	$17,652	$17,332	$47,763	$45,679
Hotels owned less than 12 months	4,789	-	10,486	-
Total room rental and other hotel services	$22,441	$17,332	$58,249	$45,679

Hotel and property operations expense from continuing operations
Hotels owned 12 months and longer	$11,757	$11,278	$32,993	$31,336
Hotels owned less than 12 months	3,020	-	6,950	-
Total hotel and property operations expense	$14,777	$11,278	$39,943	$31,336

Property Operating Income ("POI")
Hotels owned 12 months and longer	$5,895	$6,054	$14,770	$14,343
Hotels owned less than 12 months	1,769	-	3,536	-
Total property operating income	$7,664	$6,054	$18,306	$14,343

POI as a percentage of continuing operations revenue from room rentals and other hotel services (“POI Margin”)

Hotels owned 12 months and longer	33.4%	34.9%	30.9%	31.4%
Hotels owned less than 12 months	36.9%	-	33.7%	-
Total POI as a percentage of revenue	34.2%	34.9%	31.4%	31.4%

RECONCILIATION OF POI TO NET INCOME
POI	$7,664	$6,054	$18,306	$14,343
Depreciation and amortization	(2,195)	(1,668)	(6,329)	(4,982)
Gain (Loss) on disposition of assets	(1)	1	(6)	1
Interest expense	(2,181)	(1,446)	(5,804)	(4,245)
Minority interest	(122)	(73)	(272)	(181)
General and administrative expense	(705)	(577)	(2,092)	(1,825)
Income tax expense	(268)	(372)	(261)	(235)
Other revenues	47	40	108	127
Net income	$2,239	$1,959	$3,650	$3,003

Net income as a percentage of continuing operations revenue
from room rentals and other hotel services	10.0%	11.3%	6.3%	6.6%

Contact:

Supertel Hospitality, Inc.

Donavon A. Heimes

402/371-2520

Dheimes@supertelinc.com